                                                             EXHIBIT NO. 99.8(a)
                                     FORM OF
                              MFS SERIES TRUST XII
                               500 Boylston Street
                           Boston, Massachusetts 02116


                                                       July 26, 2005

MFS Service Center, Inc
500 Boylston Street
Boston, Massachusetts 02116

                      Shareholder Servicing Agent Agreement

Dear Sir:

         MFS Series Trust XII which is a Massachusetts business trust (referred to as the "Fund"), is an open-end registered investment company. The Fund has selected you to act as its Shareholder Servicing Agent and you hereby agree to act as such Agent and to perform the duties and functions thereof in the manner and on the conditions hereinafter set forth. Accordingly, the Fund hereby agrees with you as follows:

         1. The Facility. You represent that you have the necessary computer equipment, software and other office equipment ("Facility") adequate to perform the services contemplated hereby for the Fund as well as for other investment companies (such investment companies, together with the Fund, are herein collectively referred to as the "MFS Funds") for which Massachusetts Financial Services Company ("MFS") acts as investment adviser. The Facility is presently located at 500 Boylston Street, Boston, Massachusetts, and is to be dedicated solely to the performance of services for the MFS Funds, provided that the Facility may be utilized to perform services for others with the permission of the MFS Funds.

         2. Name. Unless otherwise directed in writing by MFS, you shall perform the services contemplated hereby under the name "MFS Service Center, Inc.", which name and any similar names and any logos of which shall remain the property and under the control of MFS. Upon termination of this Agreement, you shall cease to use such name or any similar name within a reasonable period of time.

         3. Services to be Performed. As Shareholder Servicing Agent ("Agent"), you shall be responsible for administering and performing transfer and dividend and distribution disbursing functions in connection with the issuance, transfer and redemption of shares of beneficial interest ("Shares"). The details of the operating standards and procedures to be followed by you shall be determined from time to time by agreement between you and the Fund.

         4. Standard of Service. As Agent for the Fund, you agree to provide service equal to or better than that provided by you or others furnishing shareholder services to other open-end investment companies ("Standard") at a fee comparable to the fee paid you for your services hereunder. The Standard shall include at least the following:

            (a) Prompt reconciliation of any differences as to the number of outstanding shares between various Facility records or between Facility records and records of the Fund's custodian;

            (b) Prompt processing of shareholder correspondence and of other matters requiring action by you;

            (c) Prompt clearance of any daily volume backlog;

            (d) Providing innovative services and technological improvements;

            (e) Meeting the requirements of any governmental authority having jurisdiction over you or the Fund; and

            (f) Prompt reconciliation of all bank accounts under your control belonging to the Fund or MFS.

         If any MFS Fund serviced by you is reasonably of the view that the service provided by you does not meet the Standard, it shall give you written notice specifying the particulars, and you then shall have 120 days in which to restore the service so that it meets the Standard, except that such period shall be 180 days with respect to meeting that portion of the Standard described above in item (d) of this paragraph 4. If at the end of such period the Fund remains reasonably of the view that the service provided by you, in the particulars specified, does not meet the Standard, then the MFS Fund or Funds having a majority of the accounts for which you are then Agent may, by appropriate action (including the concurrence of a majority of the Trustees of such MFS Fund or Funds, who are not interested persons of MFS), elect to terminate this Agreement for cause as to all such Funds upon 90 days notice to you. Upon termination hereof, the Fund shall pay you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any costs, expenses, and disbursements reasonably incurred by you to such date in the performance of your duties hereunder.

         5. Purchase of Facility. In the event that you have given notice of termination of this Agreement pursuant to the provisions of paragraph 14 hereof, or for cause as provided in paragraph 4 hereof, the MFS Funds shall have the right, but shall not be required (a) to purchase the Facility and assume the unexpired portion of any leases of equipment or real estate relating to the Facility from you at a price equal to your estimated unrecovered acquisition value (as supported by the schedules and records used in determining monthly billings) of the machinery, equipment, software, furniture, fixtures and leasehold improvements included in the Facility, and (b ) to negotiate with persons then employed by you in the operation of the Facility and to hire all of them in connection with the purchase of the Facility from you by the MFS Funds. You agree to release each such employee from any contractual obligations such persons may have to you that may interfere with such person's being hired at such time by the MFS Funds and agree not to interfere with the negotiation and hiring of any such persons at any such time. In the event that the MFS Funds have given notice of termination of this Agreement pursuant to the provisions of paragraph 14 hereof, for reasons other than cause as defined in paragraph 4 hereof, the MFS Funds shall purchase the Facility under the terms and conditions set forth in subsections (a) and (b) of this paragraph 5.

         You shall effect the transfer of the Facility pursuant to this paragraph 5 upon the termination date specified in the notice, or at such other time as shall be agreed upon by the parties hereto.

         6. Rights in Data and Confidentiality. You agree that all records, data, files, input materials, reports, forms and other data received, computed or stored in the performance of this Agreement are the exclusive property of the Fund and that all such records and other data shall be furnished without additional charge, except for actual processing costs, to the Fund in machine readable as well as printed form immediately upon termination of this Agreement or at the Fund's request. You shall safeguard and maintain the confidentiality of the Fund's data and information supplied to you by the Fund and you shall not transfer or disclose the Fund's data to any third party without the Fund's prior written consent unless compelled to do so by order of a court or regulatory authority.

         7. Fees. The fee per Fund shareholder account for your services hereunder shall not be in excess of such amount as shall be agreed in writing between us. Such fee shall be calculated daily and paid monthly based upon the average daily net assets of the Fund or any series thereof, as set forth in Exhibit A hereto. Such fee shall be subject to review at least annually and fixed by the parties in good faith negotiation on the basis of a statement of the expenses of the Facility prepared by you, which either you or the Fund may require to be certified by a major accounting firm acceptable to the parties. The party or parties requesting such certification shall bear all expenses thereof. In addition to the foregoing fee, you will be reimbursed by the Fund for out-of-pocket expenses reasonably incurred by you on behalf of the Fund, including but not limited to expenses for stationery (including business forms and checks), postage, telephone and telegraph line and toll charges, and premiums for negotiable instrument insurance and similar items.

         8. Record Keeping. You will maintain records in a form acceptable to the Fund and in compliance with the rules and regulations of the Securities and Exchange Commission, including but not limited to records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, which at all times will be the property of the Fund and will be available for inspection and use by the Fund.

         9. Duty of Care and Indemnification. You will at all times act in good faith in performing your duties hereunder. You will not be liable or responsible for delays or errors by reason of circumstances beyond your control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond your control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond your control of transportation, communication or power supply. The Fund will indemnify you against and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from your bad faith or negligence, and arising out of, or in connection with, your duties on behalf of the Fund hereunder. In addition, the Fund will indemnify you against and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of your acting in accordance with any instructions reasonably believed by you to have been executed or orally communicated by any person duly authorized by the Fund or its Principal Underwriter, or as a result of acting in accordance with written or oral advice reasonably believed by you to have been given by counsel for the Fund, or as a result of acting in accordance with any instrument or share certificate reasonably believed by you to have been genuine and signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same (unless contributed to by your gross negligence or bad faith). In any case in which the Fund may be asked to indemnify you or hold you harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and you will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend you against any claim which may be the subject of this indemnification, and in the event that the Fund so elects such defense shall be conducted by counsel chosen by the Fund and satisfactory to you and it will so notify you, and thereupon the Fund shall take over complete defense of the claim and you shall sustain no further legal or other expenses in such situation for which you seek indemnification under this paragraph, except the expense of any additional counsel retained by you. You will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify you except with the Fund's prior written consent. The obligations of the parties hereto under this paragraph shall survive the termination of this Agreement.

         If any officer of the Fund shall no longer be vested with authority to sign for the Fund, written notice thereof shall forthwith be given to you by the Fund and until receipt of such notice by it, you shall be fully indemnified and held harmless by the Fund in recognizing and acting upon certificates or other instruments bearing the signatures or facsimile signatures of such officer.

         10. Insurance. You will notify the Fund should any of your insurance coverage be changed for any reason, such notification to include the date of change and reason or reasons therefore.

         11. Notices. All notices or other communications hereunder shall be in writing and shall be deemed sufficient if mailed to either party at the addresses set forth in this Agreement, or at such other addresses as the parties hereto may designate by notice to each other.

         12. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         13. Use of a Sub- or Co-Transfer Agent. Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that you are authorized in the performance of your duties hereunder to employ, from time to time, one or more Sub-Transfer Agents and/or Co-Transfer Agents.

         14. Termination. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing, which, except in the case of termination, shall be signed by the party against which enforcement of such change, waiver or discharge is sought. Except as otherwise provided in paragraph 4 hereof, this Agreement shall continue indefinitely until terminated by 90 days' written notice given by the Fund to you or by you to the Fund. Upon termination hereof, the Fund shall pay you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any costs, expenses, and disbursements reasonably incurred by you to such date in the performance of your duties hereunder. You agree to cooperate with the Fund and provide all necessary assistance in effectuating an orderly transition upon termination of this Agreement.

         15. Successor. In the event that in connection with termination a successor to any of your duties or responsibilities hereunder is designated by the Fund by written notice to you, you will, promptly upon such termination and at the expense of the Fund, transfer to such successor a certified list of the shareholders of the Fund (with name, address and tax identification or Social Security number), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by you under this Agreement in form reasonably acceptable to the Fund (if such form differs from the form in which you have maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from your cognizant personnel in the establishment of books, records and other data by such successor.

         16. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same. A copy of the Fund's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The obligations of or arising out of this instrument are not binding upon any of the Fund's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund in accordance with its proportionate interest hereunder. If this Agreement is executed by the Fund on behalf of one or more series of the Fund, you further acknowledge that the assets and liabilities of each series of the Fund are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets and property of the series on whose behalf the Fund has executed this Agreement. If the Fund has executed this Agreement on behalf of more than one series of the Fund, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series. This Agreement supersedes and terminates, as of the date hereof, the Shareholder Servicing Agent Agreement dated December 19, 1985, as modified, among you, MFS and MFS Government Mortgage Fund.

                                                 Very truly yours,

                                                 MFS SERIES TRUST XII


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The foregoing is hereby accepted as of the date thereof

                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY

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                                       MFS SERVICE CENTER, INC

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                                                               ATTACHMENT 1
                                                               September 1, 1995

                                    EXHIBIT A

1. The fees to be paid by the Fund on behalf of its series with respect to Class A shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be

          0.15% of the first $500 million of the assets of the series attributable to such class;
          0.12% of the second $500 million of the assets of the series attributable to such class; and
          0.09% of the assets of the series attributable to such class over $1 billion.


2. The fees to be paid by the Fund on behalf of its series with respect to Class B shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be

          0.22% of the first $500 million of the assets of the series attributable to such class;
          0.18% of the second $500 million of the assets of the series attributable to such class;
             and
          0.13% of the assets of the series attributable to such class over $1 billion.